Exhibit 2.3(B)

AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION AGREEMENT AND ESCROW AGREEMENT

This Amendment to Agreement and Plan of Reorganization and Escrow Agreement (the “Amendment”), dated May 23, 2016 is by and among Juno Therapeutics, Inc., a Delaware corporation (“Parent”), AbVitro LLC, a Delaware limited liability company (the “Surviving Company”), Fortis Advisors LLC, a Delaware limited liability company (the “Securityholders’ Representative”) and, with respect to Sections 2 and 3 only, U.S. Bank National Association, a national banking association (the “Escrow Agent”). Reference is made to (i) that certain Agreement and Plan of Reorganization (the “Merger Agreement”), dated January 8, 2016, by and among Parent, the Securityholders’ Rep and the other parties thereto and (ii) that certain Escrow Agreement (the “Escrow Agreement”), dated January 8, 2016, by and among Parent, the Securityholders’ Rep and the Escrow Agent.

WHEREAS, (i) Parent, the Surviving Company and the Securityholders’ Representative desire to amend the Merger Agreement as set forth herein and (ii) Parent, the Surviving Company, the Securityholders’ Representative and the Escrow Agent desire to amend the Escrow Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1. Amendment to Merger Agreement. The first sentence of Section 9.6(f)(ii) of the Merger Agreement shall be amended and restated as follows:

“Unless otherwise set forth in a Joint Written Direction (as defined in the Escrow Agreement), all indemnifiable Damages to be satisfied out of the Escrow Fund, including any Uncontested Amount or Partial Uncontested Amount pursuant to Section 9.6(c), any Stipulated Amount any Award Amount and any Agreed Amount, and any Net Working Capital Deficiency payable by the Indemnifying Securityholders pursuant to Section 2.2(e), shall to the extent reasonably possible be payable in Escrow Shares and Escrow Cash on an approximately 42.17%/57.83% respectively, basis as set forth in the Spreadsheet (i.e., approximately 42.17% of such indemnifiable Damages shall be paid in Escrow Shares and approximately 57.83% of such indemnifiable Damages shall be paid in Escrow Cash).”

2. Amendment to Escrow Agreement. The second sentence of Section 6.e.iii. of the Escrow Agreement shall be amended and restated as follows:

“Unless otherwise set forth in a Joint Written Direction, all indemnifiable Damages to be satisfied out of the Escrow Fund, including any Uncontested Amount or Partial Uncontested Amount pursuant to Section 6.c., any Contested Amount pursuant to Section 6.d., and any Net Working Capital Deficiency, shall to the extent reasonably possible be payable in Escrow Shares and Escrow Cash on a 42.17%/57.83%, respectively, basis.”

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

4. Other Provisions. Except to the extent that the provisions of this Amendment modify or conflict with the provisions of the Merger Agreement (in which case the provisions of this Amendment shall govern), all other provisions of the Merger Agreement and the Escrow Agreement shall remain in full force and effect.

5. Further Assurances. Each party hereto agrees to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Amendment.

6. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

JUNO THERAPEUTICS, INC.

By:	/s/ Steve Harr
Name:	Steve Harr
Title:	Chief Financial Officer

ABVITRO LLC

By:	/s/ Steve Harr
Name:	Steve Harr
Title:	Chief Financial Officer and Treasurer

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Alan T. Maravilla
Name:	Alan T. Maravilla
Title:	Vice President